Exhibit 99.4
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Thursday December 2, 3:28 pm Eastern Time

Company Press Release

Anthracite Announces $30 Million Capital
Investment by DLJ Real Estate Capital Partners
II, L.P.

NEW YORK--(BUSINESS WIRE)--Dec. 2, 1999--Anthracite Capital, Inc. (Anthracite) (NYSE: AHR - news) announced today that DLJ Real Estate Capital Partners II, L.P. (RECP), an affiliate of Donaldson, Lufkin and Jenrette, Inc. (NYSE: DLJ - news) has made a $30 million investment in Series A convertible preferred securities of Anthracite.

Hugh R. Frater, President and Chief Executive Officer of Anthracite, stated "We are excited to increase our long-term capital base to over $200 million while strengthening our strategic relationship with DLJ, one of the leading real estate investment banks and equity investors. There are excellent investment opportunities currently available in the commercial and residential mortgage finance sectors and we expect that deployment of this new capital into additional investments will be accretive to earnings in 2000."

The new series of private preferred stock carries a 10.5% coupon and is convertible into AHR common stock at a price of $7.35. If converted, the series A preferred would convert into approximately 4 million shares of Anthracite common stock. The preferred stock was privately placed by Anthracite and there was no underwriting discount paid. In connection with the preferred investment the Board of Directors of Anthracite will be expanded to include Andrew P. Rifkin, Managing Director of DLJ.

Mr. Rifkin stated, "We are excited about the opportunity to work with Anthracite, which we consider to be one of the leaders in the commercial and residential mortgage sectors. With its expanded capital base, Anthracite is well positioned to take advantage of current market conditions. This investment is consistent with RECP's strategy of aligning itself with strong management teams to capitalize on market dislocations."

Prior to year end, Anthracite anticipates closing $19 million of subordinate CMBS investments which will be funded in part by the closing of a new $50 million, two year financing facility. With the closing of the preferred investment and the new financing facility Anthracite will have closed over $280 million in multi-year financings during 1999.

Anthracite is a specialty finance company externally managed by BlackRock, Inc., a New York City based investment manager with over $148 billion in global assets under management. The company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and loan investments and the costs of financing these investments.

DLJ is a global investment and merchant banking firm servicing a broad array of institutional, corporate, government and individual clients. DLJ has assets of over $98 billion and 12,000 employees worldwide. Formed in 1995, RECP and its affiliates have invested in over 50 real estate transactions, acquiring a diversified portfolio of real estate assets with an aggregate transaction value in excess of $2.0 billion.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Anthracite's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in Anthracite's reports and filings with the Securities and Exchange Commission.

For further information, please contact Hugh Frater, President and Chief Executive Officer at 212-754-5535 or Richard Shea, Chief Operating Officer and Chief Financial Officer at 212-754-5579, or visit Anthracite's website at www.anthracitecapital.com.

Contact:

     Anthracite Capital, Inc.
     Hugh R. Frater
     President and CEO
     Tel: (212) 754-5535
     -or-
     Richard Shea
     COO and CFO
     Tel: (212) 754-5579